SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 20, 2002



Commission       Registrant; State of Incorporation;         I.R.S. Employer
File Number        Address; and Telephone Number            Identification No.
-----------        -----------------------------            ------------------

333-21011     FIRSTENERGY CORP.                                34-1843785
              (An Ohio Corporation)
              76 South Main Street
              Akron, Ohio  44308
              Telephone (800)736-3402


1-2323        THE CLEVELAND ELECTRIC ILLUMINATING COMPANY      34-0150020
              (An Ohio Corporation)
              c/o FirstEnergy Corp.
              76 South Main Street
              Akron, OH  44308
              Telephone (800)736-3402


1-3583        THE TOLEDO EDISON COMPANY                        34-4375005
              (An Ohio Corporation)
              c/o FirstEnergy Corp.
              76 South Main Street
              Akron, OH  44308
              Telephone (800)736-3402



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Item 9 Regulation FD Disclosure

           On December 20, 2002, FirstEnergy Corp. announced that it will retain ownership of its four coal-fired power plants located along Lake Erie in Ohio after reviewing bids it received from parties interested in purchasing the plants from subsidiaries of FirstEnergy, including The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (TE). Bids for the 376-megawatt (MW) Ashtabula Plant in Ashtabula, 648-MW Bay Shore Plant in Oregon, 1,262-MW Eastlake Plant in Eastlake, and 249-MW Lake Shore Plant in Cleveland were due to FirstEnergy by December 2, 2002.

           Since FirstEnergy has decided to retain ownership, it will record an aggregate charge of $43 million, net of tax (CEI - $26 million; TE - $8 million and other subsidiaries - $9 million), or $0.15 per share of common stock, in the fourth quarter of 2002 -- $33 million in non-cash depreciation charges that were not recorded while the plants were pending sale and $10 million in transaction-related fees.

           Based on the bids FirstEnergy received, retaining the plants to serve its customers represents a greater value to FirstEnergy than selling the plants at this time. The market for generating plants has softened significantly since FirstEnergy reached its original agreement to sell the plants to Minneapolis, Minnesota-based NRG Energy, Inc. in November 2001.

           While details of the bids remain confidential, the offers fell short of the $1.5 billion NRG previously agreed to pay for the plants. The agreement with NRG was canceled by FirstEnergy on August 8, 2002, because of the anticipatory breach of certain obligations in the agreements by NRG's affiliate, NRG Able Acquisition LLC. FirstEnergy has reserved the right to pursue legal action against NRG, its NRG Able Acquisition LLC affiliate, and its parent Xcel Energy.

           FirstEnergy also confirmed that its recently updated 2003 earnings guidance is unaffected by the decision to retain ownership of the plants. FirstEnergy estimates that its 2003 debt retirements will be approximately $1.2 billion, including $0.7 billion of mandatory redemption obligations. This continues to represent a significant amount of deleveraging and would result in a consolidated debt-to-capitalization ratio of approximately 60% by year-end 2003, including the debt equivalents of sale and leaseback transactions of its generating units that are not reflected on the balance sheet.

           This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.



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                                    SIGNATURE



             Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



December 20, 2002




                                            FIRSTENERGY CORP.
                                            -----------------
                                              Registrant

                                        THE CLEVELAND ELECTRIC
                                        ----------------------
                                         ILLUMINATING COMPANY
                                         --------------------
                                              Registrant

                                      THE TOLEDO EDISON COMPANY
                                      -------------------------
                                              Registrant


                                       /s/  Harvey L. Wagner
                                 -----------------------------------------
                                            Harvey L. Wagner
                                        Vice President, Controller
                                       and Chief Accounting Officer



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